Exhibit 4.26
RULES OF THE
PROTHERICS PLC SAVINGS RELATED SHARE OPTION SCHEME
APPROVED BY SHAREHOLDERS OF THE COMPANY ON 22 JULY 2008
PARTS A & B APPROVED BY HM REVENUE & CUSTOMS
UNDER REFERENCE SRS[NUMBER] ON [DATE]]
Deloitte & Touche LLP
Four Brindleyplace
Birmingham B1 2HZ

RULES OF THE PROTHERICS PLC SAVINGS RELATED SHARE OPTION
SCHEME
TABLE OF CONTENTS

EXPLANATORY NOTE		1

PART A: GENERAL PROVISIONS		2
1	Interpretation and Construction	2
2	Number of Shares in respect of which Options may be granted	11
3	Issue or Transfer of Shares	11
4	Adjustments	12
5	Alterations	13
6	Administration	14
7	General	15

PART B: UK SECTION		17
8	Application for Options	17
9	Scaling Down	18
10	Grant of Options	19
11	Rights To Exercise Options	20
12	Lapse of Options	22
13	Takeover, reconstruction and liquidation	23
14	Manner of Exercise	25

PART C: INTERNATIONAL SECTION		27
15	Application for Options	27
16	Scaling Down	28
17	Grant of Options	29
18	Rights To Exercise Options	30
19	Lapse of Options	32
20	Takeover, reconstruction and liquidation	33
21	Manner of Exercise	34
22	Taxation	35

PART D: SPECIAL SCHEDULES		36

EXPLANATORY NOTE
The Rules of The Protherics PLC Savings-Related Share Option Scheme are divided into three Parts:
Part A:	contains definitions and other general provisions to assist in interpreting the Rules;

Part B:	contains the rules which relate to grants of options to individuals who are resident in the United Kingdom for tax purposes. Part A and Part B have been approved by HM Revenue & Customs for the purposes of Schedule 3 to the Income Tax (Earnings and Pensions) Act 2003. As a result, options granted under the UK Section are subject to favourable tax treatment;

Part C:	contains the rules which relate to grants of options to individuals who are not resident in the United Kingdom for tax purposes;

Part D:	contains any special schedules which modify the general rules contained in Part B in certain jurisdictions outside the United Kingdom in order to comply with local laws or to obtain more favourable tax treatment for optionholders in those jurisdictions.
If you have been granted an option but you are unsure which Part of the Rules will apply to you or you have any other query on the Rules you should consult the Company Secretary.

PART A: GENERAL PROVISIONS
1	INTERPRETATION AND CONSTRUCTION

1.1	Definitions

In this Plan, the following words and expressions shall bear, unless the context otherwise requires, the meanings set out below:

“Appropriate Period”	the meaning given by paragraph 38(3) of Schedule 3;

“Associated Company”	an associated company of the Company within the meaning of the expression in paragraph 47 of Schedule 3;

“Board”	the board of directors for the time being of the Company or a duly authorised committee thereof provided that if any person obtains Control of the Company, the Board shall consist of the members of the Board immediately prior to such Control being obtained;

“Bonus”	any sum payable to an Option Holder by way of a terminal bonus on completion of a Savings Contract;

“Bonus Date”	in respect of any Option, the earliest date on which a Bonus becomes payable under the related Savings Contract being the Maximum Bonus or the Standard Bonus as the case may be;

“the Company”	Protherics PLC (registered in England and Wales under No. 02459087)

“Close Company”	a close company as defined in section 414(1) of the Taxes Act as varied by paragraph 11(4) of Schedule 3;

“Compromise”	a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, which the court sanctions under section 895 of the Companies Act 2006 or any overseas legislation which is accepted by HM Revenue & Customs as being equivalent;

“Control”	the meaning given by section 719 of ITEPA;

“Corresponding Provision”	means, in relation to any statutory provision mentioned in these Rules, any law of a jurisdiction applying to a Plan Location other than the United Kingdom which, in the opinion of the Board, is of a similar purpose or effect to the relevant statutory provision in these Rules and which is applicable to the Option Holder concerned.

“Date of Invitation”	the date on which the Grantor invites applications for Options;

“Dealing Day”	any day on which the London Stock Exchange is open for the transaction of business;

“Eligible Employee”	an Eligible UK Employee or an Eligible International Employee;

“Eligible International Employee”	means such employees or directors of companies which are Participating Companies for the purposes of the International Section as the Grantor may determine and, in particular, for the avoidance of doubt, under the International Section the Grantor may exclude any employee or director if in the opinion of the Grantor the participation of that employee or director in the Scheme is not permitted under any applicable legislation or would give rise to excessive additional costs for any Group Member or impose additional legislative, fiscal or regulatory requirements on any Group Member or if the Grantor otherwise deems it appropriate.

“Eligible UK Employee”	any individual who at the Date of Invitation:

(a) is a director or bona fide employee of a Participating Company on terms which, if he is a director, require him to devote at least 25 hours a week, to his duties (excluding meal breaks); and

(i) has such qualifying period (if any) of continuous service (being a period commencing not earlier than five years prior to the Grant Date) as the Grantor may determine; and

(ii) is subject to income tax under ITEPA; or

(b) any other individual who is nominated by the Grantor as a director or employee of a Participating Company (or who is nominated as a member of a category of such directors or employees);

in each case excluding any person who has at the Grant Date, or has had within the preceding twelve months, a Material Interest in a Close Company which is:

(i) the Company; or

(ii) a company which has Control of the Company or is a Member of a Consortium which owns the Company;

“Employees’ Share Scheme”	The meaning given by section 1166 of the Companies Act 2006;

“Grant Date”	the date on which the Grantor grants an Option to an Eligible Employee;

“Grant Period”	The period of 42 days commencing on the day after any of the following:

(a) the day on which the Plan is adopted by the Company;

(b) the day on which the UK Section of the Plan is approved by HM Revenue & Customs;

(c) the day on which the Company makes an announcement of its results for the last preceding financial year, half-year or other period;

(d) any day on which the Grantor resolves that exceptional circumstances exist which justify the grant of Options;

(e) the day on which changes are announced, effected or made to the legislation or regulations affecting share option schemes approved by HM Revenue & Customs;

(f)    the date of commencement of an Eligible Employee’s employment with a Participating Company provided that the Eligible Employee is not already employed by a Participating Company, but only in respect of that Eligible Employee; or

(g) any day on which a new Savings Contract prospectus is announced or takes effect;

provided that if the Grantor cannot grant Options due to primary or secondary legislation, regulations or government directive or due to any code adopted by the Company (including by reason of its capital being listed on a stock exchange) the relevant Grant Period shall be 42 days commencing on the day after the restriction is lifted and provided further that no Options shall be granted under the UK Section prior to the date on which the Plan is formally approved by the HM Revenue & Customs;

“Grantor”	the Board (acting on behalf of the Company) or the Trustees acting on the recommendation or with the consent of the Board (as the case may be);

“Group Member”	the Company, any Participating Company and a body corporate which is a Subsidiary of the Company’s holding company;

“International Section”	means those of the Rules as are set out in Part C of this document, modified as appropriate by the Special Schedules;

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

“Key Feature”	means any provision of the Plan which is necessary for the Plan or any part thereof to meet the requirements of the SAYE Code;

“Market Value”	in relation to a Share on any day

(a) if and so long as the Shares are listed on the Official List their closing middle market quotation (as derived from the Daily Official List) for the immediately preceding Dealing Day; or

(b) otherwise, its market value, determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with HM Revenue & Customs Shares & Assets Valuation;

“Material Interest”	the meaning given by paragraph 11 of Schedule 3;

“Maturity Date”	means, for the purposes of the International Section, the date on which the Savings Contract is scheduled to terminate;

“Maximum Bonus”	the Bonus payable two years after the completion of 60 Monthly Contributions under a five-year Savings Contract;

“Maximum Contribution”	means such maximum Monthly Contribution as may be determined from time to time by the Grantor PROVIDED THAT for the purposes of the UK Section the maximum Monthly Contribution shall not exceed the value given in paragraph 25(3)(a) of Schedule 3;

“Member of a Consortium”	the meaning given by paragraph 48(2) of Schedule 3;

“Minimum Contribution”	£5 or such other amount as the Grantor may determine from time to time as the minimum permitted monthly savings contribution payable by an Eligible Employee under a Savings Contract in a Plan Location PROVIDED THAT for the purposes of the UK Section such amount may not exceed the minimum monthly contribution specified in paragraph 25(3)(b) of Schedule 3;

“Monthly Contributions”	monthly contributions agreed to be paid by an Option Holder under the Savings Contract;

“Notional Repayment”	means, in relation to any Savings Contract under the International Section, an amount equal to -

(X x Y) + Z

where -

X is the value of one Monthly Contribution expressed in sterling at such rate of exchange as prevails on the Grant Date,

Y is the duration of the Savings Contract, expressed in months, and

Z is determined by the Board and set out in the invitations to apply for Options under the International Section, being -

(a) nil, OR

(b) the value of any bonus or interest that would be payable if the Savings Contract was a SAYE Scheme;

“Official List”	the Official List of the UK Listing Authority acting in its capacity as the relevant competent authority under the Official Listing of Securities (Change of Competent Authority) Regulations 2000;

“Option Holder”	a director or employee, or former director or employee, to whom an Option has been granted or (where the context so admits or requires) the personal representatives of any such person;

“Option”	a right to acquire Shares under the Plan which is either subsisting or (where the context so admits or requires) is proposed to be granted;

“Option Price”	the price per Share, as determined by the Grantor, at which an Eligible Employee may acquire Shares upon the exercise of an Option being not less than the higher of:

(a)   80 per cent of the Market Value of a Share on the Date of Invitation (or 80 per cent of the average Market Value of a Share on the Date of Invitation and the two immediately preceding Dealing Days or 80 per cent of the Market Value at such other time or times as may be determined by the Grantor and agreed in advance in writing with HM Revenue & Customs) provided that such Dealing Days shall be within the Grant Period; and

(b) if the Shares are to be subscribed, their nominal value

subject to any adjustment pursuant to Rule 11;

“Ordinary Share Capital”	the meaning given by section 832(1) of the Taxes Act;

“Participating Company”	means a Participating UK Company or a Participating International Company;

“Participating International Company”	(a) the Company; and

(b) any other company which is under the Control of the Company and is a Subsidiary of the Company, except one which the Board has determined shall not be a Participating International Company;

“Participating UK Company”	(a) the Company; and

(b) any other company which is under the Control of the Company and is a Subsidiary of the Company, except one which the Board has determined shall not be a Participating UK Company;

“Plan”	the Protherics PLC Savings-Related Share Option Scheme in its present form or as from time to time amended in accordance with the provisions hereof;

“Plan Location”	means a territory in which persons are employed by one or more Participating Companies;

“Recognised Exchange”	a recognised stock exchange within the meaning of section 841 of the Taxes Act or a recognised investment exchange within the meaning of the Financial Services and Markets Act 2000;

“Repayment”	in relation to a Savings Contract, the aggregate of the Monthly Contributions which the Option Holder has made and, subject to Rule 8.2(e) of the UK Section, any Bonus due at the Bonus Date and/or any interest that has been credited to the account on or before the Bonus Date;

“Rules”	these rules together with any schedules or appendices to these rules;

“SAYE Code”	the meaning given in section 516(3) ITEPA;

“SAYE Scheme”	means a certified contractual savings scheme within the meaning of section 703(1) of the Income Tax (Trading and Other Income) Act 2005 which has been approved by an officer of HMRC for the purposes of Schedule 3 to ITEPA;

“Schedule 3”	Schedule 3 to ITEPA

“Scheme-Related Employment”	the office or employment by reference to which an Option Holder is eligible to participate in the Plan within the meaning of paragraph 10 of Schedule 3;

“Share”	a share in the Ordinary Share Capital of the Company which satisfies the conditions specified in paragraphs 18-22 of Schedule 3;

“Savings Contract”	means any savings plan or arrangement that has been approved by the Board for the purposes of the Plan and entered into (or, as the context may require, to be entered into) by an Eligible Employee in connection with the grant of an Option under the Plan and under which he is to make regular payments to a financial institution approved by the Board offering savings contracts suitable for use in connection with the Plan PROVIDED THAT for the purposes of the UK Section a no savings plan or arrangement shall be approved that is not a contract under a certified SAYE savings arrangement (within the meaning of section 703(2) of the Income Tax (Trading and Other Income) Act 2005) approved by HM Revenue & Customs for the purpose of Schedule 3 and entered into in connection with the grant of an Option under the Plan;

“Specified Age”	60 years of age;

“Special Schedules”	means any Schedules for the time being forming Part D of the Rules and which modify the provisions of the International Section in the case of individuals resident in certain jurisdictions outside the United Kingdom.

“Standard Bonus”	(a) for a three-year Savings Contract, the Bonus payable after completion of 36 Monthly Contributions; and

(b) for a five-year Savings Contract, the Bonus payable after completion of 60 Monthly Contributions;

“Subsidiary”	the meaning given by section 1159 of the Companies Act 2006;

“Taxes Act”	the Income and Corporation Taxes Act 1988;

“Trustees”	the trustees for the time being of any employee benefit trust established for the benefit of all or substantially all of the Eligible Employees;

“UK Section”	means those of the Rules as are set out in Part B of this document.
1.2	Construction
(a)	words and expressions not otherwise defined herein have the same meaning they have in the Taxes Act or ITEPA (as the case may be);

(b)	where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine;

(c)	reference in the Rules to any statutory provisions are to those provisions as amended, extended or re-enacted from time to time, and shall include any regulations made thereunder. The Interpretation Act 1978 shall apply to these Rules on the same basis as if they were an Act of Parliament;

(d)	the headings in the Rules are for the sake of convenience only and should be ignored when construing the Rules;

(e)	for the purposes of the International Section references in the Rules to values stated in sterling shall mean the equivalent value in the currency of the Plan Location in which an Eligible Employee is employed determined by the Grantor by reference to such published rate of exchange between sterling and the said currency as may be available to the Grantor and which the Grantor in its absolute discretion determines appropriate.

2	NUMBER OF SHARES IN RESPECT OF WHICH OPTIONS MAY BE GRANTED

2.1	Ten Per Cent limit on Employees’ Share Schemes

The number of Shares which may be allocated under the Plan on any day shall not, when added to the aggregate of the number of Shares which have been allocated during that and the previous nine years under the Plan and under any other Employees’ Share Scheme adopted by the Company or any other company when it is under the Company’s Control, exceed such number as represents ten per cent of the ordinary share capital of the Company in issue immediately prior to that day.

2.2	Determining the Limit

In determining the above limit:
(a)	any Shares allocated to the Trustees under the Plan and any other Employees’ Share Scheme adopted by the Company shall be included;

(b)	no account shall be taken of any Shares where the right to acquire such Shares was released or lapsed without being exercised;

(c)	no account shall be taken of any Shares where the right to acquire such Shares has been or is to be satisfied other than by the issue or allotment of any part of the share capital of the Company (including, without limitation, by the transfer of existing shares or by cash);

(d)	for so long as it is market practice, treasury Shares shall count as newly issued Shares.
2.3	Meaning of Allocated

For the avoidance of doubt, references in this Rule 2 to the “allocation” of Shares shall mean, in the case of any share option plan, the placing of unissued Shares under option, and, in relation to other types of Employees’ Share Schemes, shall mean the commitment to issue or the issue and allotment of Shares (whichever is the earlier).
3	ISSUE OR TRANSFER OF SHARES

3.1	Allotment of Shares

Subject to Rule 3.3, Shares to be issued pursuant to the exercise of an Option shall be allotted within 30 days following the effective date of exercise of the Option.
3.2	Transfer of Shares

Subject to Rule 3.3, the Grantor shall procure the transfer of any Shares to be transferred pursuant to the exercise of an Option within 30 days following the effective date of exercise of the Option.
3.3	Regulatory Consents

The allotment or transfer of any Shares under the Plan shall be subject to obtaining any such approval or consent as is mentioned in Rule 10.8 or 17.8 as may be appropriate.

3.4	Rights of Newly Issued Shares

Shares to be issued pursuant to the Plan will rank pari passu in all respects with the Shares then in issue, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the date of exercise.
3.5	Rights of Transferred Shares

Shares to be transferred pursuant to the Plan will be transferred free of all liens, charges and encumbrances and together with all rights attaching thereto, except they will not rank for any rights attaching to Shares by reference to a record date preceding the date of exercise.
3.6	Admission of Shares to Listing

If and so long as the Shares are admitted to listing by the UK Listing Authority and admitted to trading on the Official List, the Company shall apply to the UK Listing Authority for admission to listing and to the London Stock Exchange for admission to trading of any Shares issued pursuant to the Plan as soon as practicable after the allotment thereof.
4	ADJUSTMENTS

4.1	Variation of Share Capital

The number of Shares over which an Option is granted and the Option Price thereof (and where an Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired) shall be adjusted in such manner as the Grantor shall determine following any variation of share capital to the intent that (without involving an Option Price calculated to more than two places of decimals) the aggregate Option Price payable in respect of an Option shall remain unchanged, provided that no adjustment made pursuant to this Rule 4.1, shall be made to an Option granted under the UK Section without the prior approval of HM Revenue & Customs (so long as the Plan or any part thereof is approved by HM Revenue & Customs).
4.2	Nominal value

Apart from pursuant to this Rule 4.2, no adjustment under Rule 4.1 above may have the effect of reducing the Option Price to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares, any such adjustment may only be made if the reduction of the Option Price of Options over both issued and unissued Shares can be made to the same extent. Any adjustment made to the Option Price of Options over unissued Shares shall only be made if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Option Price and to apply such sum in paying up such amount on such Shares so that on exercise of any Option in respect of which such a reduction shall have been made, the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

4.3	Notification to Option Holders

The Board may take such steps as it may consider necessary to notify Option Holders of any adjustment made under this Rule 4 and to call in, cancel, endorse, issue or reissue any option certificate subsequent upon such adjustment.
5	ALTERATIONS

5.1	Power of Alteration

Subject to Rule 5.2, the Grantor may at any time alter or add to all or any of the provisions of the Plan in any respect, provided that no alteration or addition to any Key Feature of the Plan, at a time when the Plan or any part thereof is approved by HM Revenue & Customs under the SAYE Code, it shall have effect until it has been approved by HM Revenue & Customs.
5.2	Alterations to the advantage of Option Holders

Subject to Rule 5.3, no alteration or addition to the advantage of present or future Option Holders or employees shall be made under Rule 5.1 to such of the provisions of the Plan as relate to any of the following:
(a)	the persons to whom Options may be granted;

(b)	limitations on the grant of Options;

(c)	the determination of the Option Price;

(d)	the rights to be attached to the Options and the Shares;

(e)	the rights of Option Holders in the event of a variation of the share capital under Rule 4; and

(f)	the terms of this Rule 5,

without the prior approval by ordinary resolution of the members of the Company in general meeting.
5.3	Alterations without consent of Shareholders

Rule 5.2 shall not apply to any minor alteration or addition which is to benefit the administration of the Plan, is necessary or desirable in order to obtain or maintain HM Revenue & Customs approval of the Plan under the SAYE Code, or any other enactment, or to take account of any change in legislation or to obtain or maintain favourable taxation, exchange control or regulatory treatment for the Company, or any Group Member or any Option Holder.
5.4	Consent of Option Holders

No alteration or addition shall be made under Rule 5.1 which would abrogate or adversely affect the subsisting rights of an Option Holder unless it is made:
(a)	with the consent in writing of such number of Option Holders as hold Options under the Plan to acquire 75 per cent of the Shares which would be issued or transferred if all Options granted and subsisting under the Plan were exercised; or

(b)	by a resolution at a meeting of Option Holders passed by not less that 75 per cent of the Option Holders who attend and vote either in person or by proxy and for the purpose of this Rule 5.4 the Option Holders shall be treated as the holders of a separate class of share capital and the provisions of the Articles of Association of The Company relating to class meetings shall apply mutatis mutandis.
5.5	International Options

Notwithstanding any other provision of this Plan other than Rule 5.1, the Grantor may, in respect of Options granted to Eligible Employees who are or who may become subject to taxation outside the United Kingdom on their remuneration amend or add to the provisions of the Plan and the terms of Options (whether by way of the establishment of further Plans to apply in overseas territories or otherwise) as it considers necessary or desirable to take account of or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws, provided that:
(a)	the terms of Options granted to such Eligible Employees are not overall more favourable than the terms of Options granted to other Eligible Employees; and

(b)	any Shares made available in respect of such Options count against any limits on overall or individual participation in the Plan.
5.6	Notice to Option Holders
As soon as reasonably practicable after making any alteration or addition under Rule 5.1, the Grantor shall give written notice thereof to any Option Holder materially affected thereby.
6	ADMINISTRATION

6.1	Notices and Communications

Any notice or other communication under, or in connection with, the Plan may be given by personal delivery or by sending the same by electronic means or by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by post, it shall be deemed to have been received 72 hours after it was put in the post properly addressed and stamped and if by electronic means, when the sender receives electronic confirmation of delivery or if not available 24 hours after sending the notice.

6.2	Replacement of Option Certificate

If any option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Grantor may require.

6.3	Availability of Shares

The Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Options under which Shares may be subscribed or procure that sufficient Shares are available for transfer to satisfy all Options under which Shares may be acquired.

6.4	Decision of Board

The Plan shall be administered by the Board. The Board shall have full authority, consistent with the Plan, including authority to interpret and construe any provision of the Plan, to amend the Plan to correct any errors or mistakes of procedure, and to adopt such regulations for administering the Plan as it may deem necessary or appropriate. Decisions of the Board shall be final and binding on all parties.

6.5	Costs of Establishment and Administration

The costs of introducing and administering the Plan may be borne by the Participating Companies.

7	GENERAL

7.1	Issue of Invitations

An Eligible Employee shall only be invited to apply for Options under either the UK Section or the International Section in any one Grant Period.

7.2	Termination of Plan

The Plan shall terminate upon the tenth anniversary of its adoption by the Company in general meeting or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan shall be without prejudice to the subsisting rights of Option Holders.

7.3	Financial Assistance

The Company and any Subsidiary of the Company may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes to the extent permitted by Section 153 of the Companies Act 1985. In addition, the Company may require any Subsidiary to enter into such other agreement or agreements as it shall deem necessary to oblige such Subsidiary to reimburse the Company for any other amounts paid by the Company hereunder, directly or indirectly in respect of such Subsidiary’s employees.

7.4	Loss of Office or Employment

Any person who ceases to have the status or relationship of an employee with any Group Member as a result of the termination and/or giving of notice of termination of his employment for any reason and howsoever that termination and/or giving of notice of termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived, any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss or alteration of any rights, benefits or expectations in relation to any Option, the Plan or any instrument executed pursuant to it.
7.5	Legal Entitlement

Nothing in the Plan shall be deemed to give any employee of any Participating Company any right to participate in the Plan. Nothing in the Plan or in any instrument executed pursuant to it will confer on any person any right to continue in employment, nor will it affect the right of any Group Member to terminate and/or give notice to terminate the employment of any person without liability at any time with or without cause, nor will it impose upon the Grantor or any other person any duty or liability whatsoever (whether in contract, tort or otherwise) in connection with:
(a)	the lapsing of any Option pursuant to the Plan;

(b)	the failure or refusal to exercise any discretion under the Plan; and/or

(c)	an Option Holder ceasing and/or giving or receiving notice to cease to hold an office or employment for any reason whatsoever.
7.6	Wages

Options shall not (except as required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

7.7	Data Protection

By participating in the Plan, an Option Holder consents to the holding and processing of personal data provided by the Option Holder to the Company for all purposes relating to the operation of the Plan, including, but not limited to administering and maintaining Option Holder records, providing information to the Trustees, registrars, brokers, savings carrier or other third party administrators of the Plan, providing information to future purchasers of the Company or the business in which the Option Holder works and transferring information about the Option Holder to a country or territory outside the European Economic Area.

7.8	Third Party Rights

No third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan (without prejudice to any right of a third party which exists other than under that Act).

7.9	Governing Law

These Rules shall be governed by and construed in accordance with the laws of England and Wales.

PART B: UK SECTION
8	APPLICATION FOR OPTIONS

8.1	Issue of Invitations

Subject to Rule 7.1, during a Grant Period, the Grantor may invite applications for Options from Eligible UK Employees.

8.2	Contents of Invitation

Any invitation to apply for Options shall be sent in writing to all Eligible UK Employees and shall include details of:
(a)	eligibility;

(b)	the Option Price or the mechanism by which the Option Price will be notified to Eligible UK Employees (which for the avoidance of doubt, may be different in respect of three, five and/or seven year Savings Contracts);

(c)	the Maximum Contribution payable;

(d)	whether the Eligible UK Employees may elect for a three, five or seven year Savings Contract;

(e)	whether, for the purpose of determining the number of Shares over which an Option is to be granted, the Repayment under the Savings Contract is to be taken as including the Maximum Bonus, the Standard Bonus, or no Bonus;

(f)	the date by which applications made pursuant to Rule 8.3 must be received (being neither earlier than 14 days nor later than 21 days after the Date of Invitation), and the Grantor may determine and include in the invitations details of the maximum number of Shares over which applications for Options are to be invited.

8.3	Application for Savings Contract

Applications for Options must incorporate or be accompanied by an application for a Savings Contract.

8.4	Contents of Application

An application for an Option shall be in writing or in electronic format and in such form as the Grantor may from time to time prescribe save that it shall provide for the applicant to state:
(a)	the Monthly Contributions (being a multiple of £1) and not less than the Minimum Contribution which he wishes to make under the Savings Contract to be made in connection with the Option for which application is made;

(b)	that his proposed Monthly Contributions (when taken together with any monthly contributions he makes under any other Savings Contract) will not exceed the Maximum Contribution;

(c)	if Eligible UK Employees may elect for a three, five or seven year Savings Contract, his election in that respect.
8.5	Provision for Scaling Down

Each application for an Option shall provide that, in the event of excess applications, each application shall be deemed to have been modified or withdrawn in accordance with the steps taken by the Grantor to scale down applications pursuant to Rule 9.

8.6	Selection of Savings Carrier

Proposals for a Savings Contract shall be limited to such building society or bank or other institution as the Grantor may designate. For the avoidance of doubt, the Grantor shall only designate such building society or bank or other institution that can provide a Savings Contract that is an “approved savings arrangement” within the meaning of paragraph 24 of Schedule 3.

8.7	Number of Shares Applied for

Each application shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Option Price with the expected Repayment at the Bonus Date under the Savings Contract entered into in connection with the Option.

8.8	Multiple Applications

Eligible UK Employees may apply for more than one Option in response to any invitation. However, where an Eligible UK Employee applies for more than one Option, he shall be deemed for the purposes of Rule 9 to have applied for a single Option.

9	SCALING DOWN

9.1	Process for Scaling Down

If valid applications are received for a total number of Shares in excess of any maximum number of Shares determined by the Grantor pursuant to Rule 8.2, or any limitation under Rule 2, the Grantor shall scale down applications by taking, at its absolute discretion, any of the following steps until the number of Shares available equals or exceeds such total number of Shares applied for provided always that in reducing the number of Shares applied for, any adjustments shall ensure that an Eligible UK Employee’s Monthly Contribution remains a multiple of £1:
(a)	by treating any elections for the Maximum Bonus as elections for the Standard Bonus and then, so far as necessary, by reducing the proposed Monthly Contributions pro rata to the excess over such amount as the Grantor shall determine for this purpose being not less than £5 and then, so far as necessary, selecting by lot; or

(b)	by treating each election for a Bonus as an election for no Bonus and then, so far as necessary, by reducing the proposed Monthly Contributions pro rata to the excess over such amount as the Grantor shall determine for this purpose being not less than £5 and then, so far as necessary, selecting by lot; or

(c)	by reducing the proposed Monthly Contributions pro rata to the excess over such amount as the Grantor shall determine for this purpose being not less than £5 and then, so far as necessary, selecting by lot.
9.2	Cancellation of Offer

If the number of Shares available is insufficient to enable an Option based on Monthly Contributions of £5 a month to be granted to each Eligible UK Employee making a valid application, the Grantor may, as an alternative to selecting by lot, determine in its absolute discretion that no Options shall be granted.

9.3	Modification of Process

If the Grantor so determines, the provisions in Rule 9.1(a), 9.1(b) and 9.1(c) may be modified or applied in any manner as may be agreed in advance with HM Revenue & Customs.

9.4	Extension of Grant Period

If, in applying the scaling down provisions contained in this Rule 9, Options cannot be granted within the 30 day period referred to in Rule 10.2, the Grantor may extend that period by twelve days regardless of the expiry of the relevant period set out in Rule 8.1.

10	GRANT OF OPTIONS

10.1	Grant Period

The Grantor may grant Options only during a Grant Period, except that if part or all of the Grant Period coincides with a period during which the Grantor is unable to grant Options by reason of primary or secondary legislation, regulations or government directive or by reason of any agreement to which the Company is or maybe a party, then the Grantor may grant Options within the period of 42 days following the end of that period.

10.2	Grant Date

Within 30 days, or if Rule 9 applies, 42 days, of the earliest date by reference to which the Option Price is determined, the Grantor shall grant to each Eligible UK Employee who has submitted a valid application (within any applicable time limit), an Option over the largest whole number of Shares which can be acquired at the Option Price with the expected Repayment (and any applicable Bonus) under that Eligible UK Employee’s Savings Contract at the applicable Bonus Date.

10.3	Persons to whom Options may not be granted

No Option shall be granted to any person if at the Grant Date that person shall have ceased to be an Eligible UK Employee.

10.4	Issue of Option Certificate

As evidence of the grant of an Option, the Company shall execute a document, which may be in respect of an individual Option or any number of Options granted at the same time. This document shall be sealed or executed in such a manner as to take effect in law as a legally binding obligation of the Company. As soon as practicable after the Grant Date, the Company shall issue to each Option Holder an option certificate in such form (consistent with the provisions of the Plan) as the Grantor may from time to time prescribe. Each such certificate shall specify the Grant Date of the Option, the number and class of Shares over which the Option is granted, the Bonus Date and the Option Price.

10.5	Limit on Contributions

No Eligible UK Employee shall be granted an Option to the extent it would at the proposed Grant Date cause the aggregate amount of his contributions under all Savings Contracts to exceed the Maximum Contribution.

10.6	Non-Transferability

Subject to the rights of exercise by an Option Holder’s personal representatives pursuant to Rule 11.6, every Option shall be personal to the Option Holder to whom it is granted and shall not be transferable or in any way alienable.

10.7	Options granted Free of Charge

No amount shall be paid in respect of the grant of an Option.

10.8	Approvals

The grant of an Option or the delivery of any Shares following its exercise shall be subject to obtaining any approval or consent required under any applicable laws, regulations or governmental authority and the requirements of the UK Listing Authority, and any other securities exchange on which the Shares are traded.

11	RIGHTS TO EXERCISE OPTIONS

11.1	No exercise before Bonus Date

Save as provided in Rules 11.6, 11.7, 11.8, and 13, an Option shall not be exercised earlier than the Bonus Date under the relevant Savings Contract.

11.2	No exercise more than six months after Bonus Date

Save as provided in Rule 11.6, an Option shall not be exercised later than six months after the Bonus Date under the relevant Savings Contract.

11.3	Partial Exercise

An Option may be exercised in part only, however, if such partial exercise occurs the unexercised part shall lapse at the date of exercise.

11.4	Requirement of Continued Employment

Save as provided in Rules 11.6, 11.8, and Rule 13, an Option Holder may exercise an Option only while he continues to hold a Scheme-Related Employment.

11.5	Option Holder with Material Interest

An Option Holder may not exercise an Option if he has, or has had at any time within the twelve month period preceding the date of exercise, a Material Interest in the issued Ordinary Share Capital of a Close Company which is the Company or a company which has Control of the Company or is a Member of a Consortium which owns the Company.

11.6	Death of the Option Holder

The personal representatives of a deceased Option Holder may exercise his Option to the extent of the Repayment due under the Savings Contract at the date of death within:
(a)	one year following the date of his death, if such death occurs before the Bonus Date;

(b)	one year following the Bonus Date if such death occurs on or within six months of the Bonus Date.
11.7	Retirement

Subject to Rule 11.2, an Option may be exercised by an Option Holder, to the extent of the Repayment due under the Savings Contract, within six months of the date on which he reaches the Specified Age, if he continues after that date to hold a Scheme-Related Employment.

11.8	Termination of Employment

An Option may, to the extent of the Repayment due under the Savings Contract at the date of cessation, be exercised by an Option Holder within six months following his cessation of a Scheme-Related Employment by reason of:
(a)	injury or disability proved to the satisfaction of the Grantor;

(b)	redundancy within the meaning of the Employment Rights Act 1996;

(c)	retirement on or after reaching the Specified Age or any other age at which he is bound to retire in accordance with the terms of his contract of employment;

(d)	his office or employment being in a Participating UK Company of which the Company ceases to have Control, provided that the Option Holder is employed by the Participating UK Company immediately prior to such change of Control;

(e)	the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither an Associated Company nor a company under the Control of the Company, provided the Option Holder is employed by a Participating UK Company immediately prior to such transfer or sale;

(f)	except in the case of dismissal for misconduct, cessation of office or employment for any reason provided that such cessation of office or employment is more than three years after the Grant Date.

11.9	Pregnancy

For the purpose of this Rule 11, a woman who leaves employment due to pregnancy will be regarded as having left on the earliest of:
(a)	the date she notifies her employer of her intention not to return,

(b)	where she is entitled to additional maternity leave, the last day of the twenty nine week period beginning with the week of childbirth (or, where the employee takes up to four weeks’ parental leave immediately following this period, the last day of this period of parental leave),

(c)	where she is not entitled to additional maternity leave (and provided she has fulfilled any other criteria in this regard) the last day of the eighteen week period beginning with the week of childbirth, and

(d)	any other date specified by the terms of her office or employment.
11.10	Option Holder ceasing to be employed by Participating UK Company

If an Option Holder ceases to be a director or employee of a Participating UK Company, but on the Bonus Date is an employee or director of an Associated Company or a company of which the Company has Control, he may exercise his Option within six months of that date.

11.11	Transfer of Employment within Group

No person shall be treated for the purposes of this Rule 11 as ceasing to hold an office or employment by virtue of which that person is eligible to participate in the Plan until that person ceases to hold any office or employment in the Company or any Associated Company or any company of which the Company has Control.

12	LAPSE OF OPTIONS

Options shall lapse upon the occurrence of the earliest of the following events:
(a)	subject to Rule 10(c), six months after the Bonus Date under the Savings Contract entered into in connection with the Option;

(b)	before an Option has become capable of being exercised, the Option Holder giving notice that he intends to stop paying Monthly Contributions, or being deemed under the terms of the Savings Contract to have given such notice by either making an application for repayment of the Monthly Contributions or having deferred making more than six Monthly Contributions;

(c)	where the Option Holder dies before the Bonus Date, twelve months after the date of death, and where the Option Holder dies in the period of six months after the Bonus Date, twelve months after the Bonus Date;

(d)	the expiry of any of the periods specified in Rule 11.8 (save that if at the time any of the applicable periods under Rule 11.8 expire, time is running under the period in Rule 11.6, the Option shall not lapse by reason of this Rule 12(d) until the expiry of the period under Rule 11.6

(e)	the expiry of any of the periods specified in Rules 13.1, 13.3 13.4 and 13.5 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 13.3 and 13.4 pursuant to Rule 13.7;

(f)	the Option Holder ceasing to hold an office or employment with a Participating UK Company or an Associated Company, howsoever that cessation occurs whether lawful or unlawful, in any circumstances other than :
(i)	where the cessation of office or employment arises on any of the grounds specified in Rules 11.6 or 11.8; or

(ii)	where the cessation of office or employment arises on any ground whatsoever during any of the periods specified in Rule 13;
(g)	subject to Rule 13.5, the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company;

(h)	the Option Holder being deprived (otherwise than on death) of the legal or beneficial ownership of the Option by operation of law, or doing or omitting to do anything which causes him to be so deprived or he becomes bankrupt;

(i)	the expiry of any of the periods referred to under Rule 13 except where an Option is released in consideration of a New Option pursuant to Rule 13.7.
13	TAKEOVER, RECONSTRUCTION AND LIQUIDATION

13.1	General Offer

Subject to Rules 13.3 and 13.6, if any person makes either:
(a)	a general offer to acquire the whole of the issued Ordinary Share Capital (which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

(b)	a general offer to acquire all the shares in the Company which are of the same class as the Shares
(in either case disregarding any shares already owned by it or by any company associated with it), an Option may be exercised within six months (or such earlier date as the Grantor may determine) of the time that the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

In each case, the Grantor shall notify Participants in writing as soon as possible and in any event with sufficient time to exercise their Options. Such exercise of Options shall be done in accordance with any procedure set down by the Grantor.

13.2	Control

For the purposes of Rule 13.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.
13.3	Compulsory Purchase of Minority Shareholdings

Subject to Rule 13.6, if any person becomes bound or entitled to acquire Shares under sections 428 to 430F of the Companies Act 1985 (or sections 979 to 982 of the Companies Act 2006 as and when those provisions comes into force) (or legislation accepted by HM Revenue & Customs as being its overseas equivalent), an Option may be exercised within a period of four weeks beginning with the date on which that person becomes so bound or entitled and if not so exercised, shall lapse.

13.4	Compromise

Subject to Rule 13.6, if a Compromise is proposed the following applies:
(a)	the Company shall notify all Option Holders at the same time as it sends notices to members of the Company calling the meeting to consider the Compromise;

(b)	Option Holders may then exercise the Option subject to the terms of this Rule 13.4 before the earlier of the expiry of six months from the date of such notice and the date on which the court sanctions the Compromise, but in any event not before the date on which the court sanctions the Compromise; and

(c)	the Option, to the extent unexercised, shall lapse on the Compromise being sanctioned by the court and becoming effective.
13.5	Liquidation

If notice is duly given of a resolution for the voluntary winding-up of the Company, the Company shall notify all Option Holders. Subject to Rule 13.6, Options may then be exercised until the resolution is duly passed or defeated or the meeting concluded or adjourned indefinitely. If the resolution is duly passed all Options shall, to the extent that they have not been exercised, lapse immediately.

13.6	Mandatory Exchange

Rules 13.1, 13.3 and 13.4 shall not apply where:
(a)	the events are part of a scheme or arrangement whereby Control of the Company is obtained by another company (“the Acquiring Company”);

(b)	immediately after the Acquiring Company obtains Control, the issued ordinary share capital of the Acquiring Company is owned materially (at least 75 per cent) by the same persons who were equity shareholders of the Company immediately prior to the Acquiring Company obtaining Control;

(c)	the Acquiring Company agrees to grant New Options in accordance with Rule 13.7 in consideration for the release of any Options which have not lapsed.

13.7	Exchange of Options

If Options become exercisable pursuant to any of Rules 13.1, 13.3 or 13.4 above (where this occurs as a result of a company obtaining Control in the cases of Rules 13.1 and 13.4 or as a result of a company becoming bound or entitled in accordance with Rule 13.3, any Option Holder may at any time within the Appropriate Period, by agreement with the relevant company, release any Option which has not lapsed (“the Old Option”) in consideration of the grant to him of an Option (“the New Option”) which is equivalent to the Old Option but relates to shares in a different company falling within paragraph 18(b) or (c) of Schedule 3 (whether the company which has obtained Control of the Company itself or some other company).

13.8	Meaning of “equivalent”

The New Option shall not be regarded for the purposes of Rule 13.7 as equivalent to the Old Option unless the conditions set out in paragraph 39(4) of Schedule 3 are satisfied, but so that the provisions of the Plan shall for this purpose be construed as if:
(a)	the New Option were an option granted under the Plan at the same time as the Old Option; and

(b)	except for the purposes of the definitions of “Participating UK Company” and “Subsidiary” in Rule 1.1, the reference to Protherics PLC in the definition of “the Company” in Rule 1.1 were a reference to the different company mentioned in Rule 13.7.
14	MANNER OF EXERCISE

14.1	Limitation to Repayment under Savings Contract

An Option may only be exercised during the periods specified in Rules 11 and 13, and only with monies not exceeding the amount of the Repayment under the Savings Contract as at the date of such exercise. For this purpose, no account shall be taken of such part (if any) of the Repayment, of any Monthly Contribution, the due date for the payment of which under the Savings Contract arises after the date of the Repayment.

14.2	Procedure on Exercise

An Option may be exercised, in whole or in part, subject to applicable law, by the delivery in writing or in electronic format and in such form as the Grantor may from time to time prescribe, to the Secretary of the Company or its duly appointed agent of the following:
(a)	an option certificate, or such other proof of grant of an Option as the Company may specify from time to time, covering at least all of the Shares over which the Option is then to be exercised;

(b)	the notice of exercise in the prescribed form duly completed and signed by the Option Holder (or by his duly authorised agent); and

(c)	a remittance for the aggregate Option Price, or authority to the Company to withdraw and apply monies from the Savings Contract equal to the aggregate

Option Price, payable in respect of the Shares over which the Option is to be exercised.

PART C: INTERNATIONAL SECTION
15	APPLICATION FOR OPTIONS

15.1	Issue of Invitations

Subject to Rule 7.1, during a Grant Period, the Grantor may invite applications for Options from Eligible International Employees. Invitations to apply for Options may be issued at different times to individuals in different Plan Locations.

15.2	Contents of Invitation

Any invitation to apply for Options shall be sent in writing to all Eligible International Employees and shall include details of:
(a)	eligibility;

(b)	the Option Price or the mechanism by which the Option Price will be notified to Eligible International Employees (which for the avoidance of doubt, may be different in respect of three, five and/or seven year Savings Contracts);

(c)	the Maximum Contribution payable;

(d)	whether the Eligible International Employees may enter into a Savings Contract, which terminates on the third; fifth or seventh anniversary of the starting date;

(e)	the date by which applications made pursuant to Rule 15.3 must be received (being neither earlier than 14 days nor later than 21 days after the Date of Invitation), and the Grantor may determine and include in the invitations details of the maximum number of Shares over which applications for Options are to be invited.

15.3	Application for Savings Contract

Applications for Options must incorporate or be accompanied by an application for a Savings Contract.

15.4	Contents of Application

An application for an Option shall be in writing or in electronic format and in such form as the Grantor may from time to time prescribe save that it shall provide for the applicant to:
(a)	state the Monthly Contributions and not less than the Minimum Contribution which he wishes to make under the Savings Contract to be made in connection with the Option for which application is made;

(b)	if Eligible International Employees may elect to enter into a Savings Contract; which terminates on the third; fifth or seventh anniversary of the starting date, his election in that respect;

(c)	provide authority for the contributions under the Eligible International Employee’s Savings Contract to be deducted from his pay and paid to the relevant financial institution approved by the Board offering savings contracts suitable for use in connection with the Plan on his behalf;
15.5	Provision for Scaling Down

Each application for an Option shall provide that, in the event of excess applications, each application shall be deemed to have been modified or withdrawn in accordance with the steps taken by the Grantor to scale down applications pursuant to Rule 16.

15.6	Selection of Savings Carrier

Proposals for a Savings Contract shall be limited to such building society or bank or other institution as the Grantor may designate.

15.7	Number of Shares Applied for

Each application shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Option Price with the expected Notional Repayment at the Maturity Date under the Savings Contract entered into in connection with the Option.

15.8	Multiple Applications

Eligible International Employees may apply for more than one Option in response to any invitation. However, where an Eligible International Employee applies for more than one Option, he shall be deemed for the purposes of Rule 16 to have applied for a single Option.

16	SCALING DOWN

16.1	Process for Scaling Down

If valid applications are received for a total number of Shares in excess of any maximum number of Shares determined by the Grantor pursuant to Rule 15.2, or any limitation under Rule 2, the Grantor shall scale down applications by such method as the Grantor may decide, at its absolute discretion, until the number of Shares available equals or exceeds such total number of Shares applied for provided always that in reducing the number of Shares applied for, any adjustments to applications made under the International Section are made on a similar basis without regard to differences among Eligible International Employees in respect of remuneration, length of service or any other factor:

16.2	Cancellation of Offer

If the number of Shares available is insufficient to enable an Option based on the Minimum Contribution a month to be granted to each Eligible International Employee making a valid application, the Grantor may determine in its absolute discretion that no Options shall be granted.

16.3	Extension of Grant Period

If, in applying the scaling down provisions contained in this Rule 16, Options cannot be granted within the 30 day period referred to in Rule 17.2, the Grantor may extend that period by twelve days regardless of the expiry of the relevant period set out in Rule 15.1.

17	GRANT OF OPTIONS

17.1	Grant Period

The Grantor may grant Options only during a Grant Period, except that if part or all of the Grant Period coincides with a period during which the Grantor is unable to grant Options by reason of primary or secondary legislation, regulations or government directive or by reason of any agreement to which the Company is or maybe a party, then the Grantor may grant Options within the period of 42 days following the end of that period.

17.2	Grant Date

Within 30 days, or if Rule 16 applies, 42 days, of the earliest date by reference to which the Option Price is determined, the Grantor shall grant to each Eligible International Employee who has submitted a valid application (within any applicable time limit), an Option over the largest whole number of Shares which can be acquired at the Option Price with the expected Notional Repayment under that Eligible International Employee’s Savings Contract at the applicable Maturity Date.

17.3	Persons to whom Options may not be granted

No Option shall be granted to any person if at the Grant Date that person shall have ceased to be an Eligible International Employee.

17.4	Issue of Option Certificate

As evidence of the grant of an Option, the Company shall execute a document, which may be in respect of an individual Option or any number of Options granted at the same time. This document shall be sealed or executed in such a manner as to take effect in law as a legally binding obligation of the Company. As soon as practicable after the Grant Date, the Company shall issue to each Option Holder an option certificate in such form (consistent with the provisions of the Plan) as the Grantor may from time to time prescribe. Each such certificate shall specify the Grant Date of the Option, the number and class of Shares over which the Option is granted, the Maturity Date and the Option Price.

17.5	Limit on Contributions

No Eligible International Employee shall be granted an Option to the extent it would at the proposed Grant Date cause the aggregate amount of his contributions under all Savings Contracts to exceed the Maximum Contribution.

17.6	Non-Transferability

Subject to the rights of exercise by an Option Holder’s personal representatives pursuant to Rule 18.6, every Option shall be personal to the Option Holder to whom it is granted and shall not be transferable or in any way alienable.

17.7	Options granted Free of Charge

No amount shall be paid in respect of the grant of an Option.

17.8	Approvals

The grant of an Option or the delivery of any Shares following its exercise shall be subject to obtaining any approval or consent required under any applicable laws, regulations or governmental authority and the requirements of the UK Listing Authority, and any other securities exchange on which the Shares are traded.

18	RIGHTS TO EXERCISE OPTIONS

18.1	No exercise before Maturity Date

Save as provided in Rules 18.5, 18.6, 18.7, and 20, an Option shall not be exercised earlier than the Maturity Date under the relevant Savings Contract.

18.2	No exercise more than six months after Maturity Date

Save as provided in Rule 18.5, an Option shall not be exercised later than six months after the Maturity Date under the relevant Savings Contract.

18.3	Partial Exercise

An Option may be exercised in part only, however, if such partial exercise occurs the unexercised part shall lapse at the date of exercise.

18.4	Requirement of Continued Employment

Save as provided in Rules 18.6, 18.8, and Rule 20, an Option Holder may exercise an Option only while he continues to hold a Scheme-Related Employment.

18.5	Death of the Option Holder

The personal representatives of a deceased Option Holder may exercise his Option to the extent of the Notional Repayment due under the Savings Contract at the date of death within:
(a)	one year following the date of his death, if such death occurs before the Maturity Date;

(b)	one year following the Maturity Date if such death occurs on or within six months of the Maturity Date.
18.6	Retirement

Subject to Rule 18.2, an Option may be exercised by an Option Holder, to the extent of the Notional Repayment due under the Savings Contract, within six months of the date on which he reaches the Specified Age, if he continues after that date to hold a Scheme-Related Employment.
18.7	Termination of Employment

An Option may, to the extent of the Notional Repayment due under the Savings Contract at the date of cessation, be exercised by an Option Holder within six months following his cessation of a Scheme-Related Employment by reason of:
(a)	injury or disability proved to the satisfaction of the Grantor;

(b)	redundancy within the meaning of the Employment Rights Act 1996 or a Corresponding Provision;

(c)	retirement on or after reaching the Specified Age or any other age at which he is bound to retire in accordance with the terms of his contract of employment;

(d)	his office or employment being in a Participating International Company of which the Company ceases to have Control, provided that the Option Holder is employed by the Participating International Company immediately prior to such change of Control;

(e)	the transfer or sale of the undertaking or part-undertaking in which he is employed to a person who is neither an Associated Company nor a company under the Control of the Company, provided the Option Holder is employed by a Participating International Company immediately prior to such transfer or sale;

(f)	except in the case of dismissal for misconduct, cessation of office or employment for any reason provided that such cessation of office or employment is more than three years after the Grant Date.
18.8	Pregnancy

For the purpose of this Rule 18, a woman who leaves employment due to pregnancy will be regarded as having left on the earliest of,
(a)	the date she notifies her employer of her intention not to return,

(b)	where she is entitled to additional maternity leave, the last day of the twenty nine week period beginning with the week of childbirth (or, where the employee takes up to four weeks’ parental leave immediately following this period, the last day of this period of parental leave),

(c)	where she is not entitled to additional maternity leave (and provided she has fulfilled any other criteria in this regard) the last day of the eighteen week period beginning with the week of childbirth, and

(d)	any other date specified by the terms of her office or employment.
18.9	Option Holder ceasing to be employed by Participating International Company

If an Option Holder ceases to be a director or employee of a Participating International Company, but on the Maturity Date is an employee or director of an

Associated Company or a company of which the Company has Control, he may exercise his Option within six months of that date.
18.10	Transfer of Employment within Group

No person shall be treated for the purposes of this Rule 18 as ceasing to hold an office or employment by virtue of which that person is eligible to participate in the Plan until that person ceases to hold any office or employment in the Company or any Associated Company or any company of which the Company has Control.

19	LAPSE OF OPTIONS

19.1	General

Options shall lapse upon the occurrence of the earliest of the following events:
(a)	subject to Rule 19.1(c), six months after the Maturity Date under the Savings Contract entered into in connection with the Option;

(b)	before an Option has become capable of being exercised, the Option Holder —
(i)	giving notice that he intends to stop paying Monthly Contributions,

(ii)	making an application for repayment of the Monthly Contributions or

(iii)	has deferred making more than six Monthly Contributions;
(c)	where the Option Holder dies before the Maturity Date, twelve months after the date of death, and where the Option Holder dies in the period of six months after the Maturity Date, twelve months after the Maturity Date;

(d)	the expiry of any of the periods specified in Rule 18.7 (save that if at the time any of the applicable periods under Rule 18.7 expire, time is running under the period in Rule 18.5, the Option shall not lapse by reason of this Rule 19(d) until the expiry of the period under Rule 18.5

(e)	the expiry of any of the periods specified in Rules 20.1, 20.3 20.4 and 20.5 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 20.3 and 20.4 pursuant to Rule 20.7;

(f)	the Option Holder ceasing to hold an office or employment with a Participating International Company or an Associated Company, howsoever that cessation occurs whether lawful or unlawful, in any circumstances other than :
(i)	where the cessation of office or employment arises on any of the grounds specified in Rules 18.5 or 18.7; or

(ii)	where the cessation of office or employment arises on any ground whatsoever during any of the periods specified in Rule 20;
(g)	subject to Rule 20.5, the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company;

(h)	the Option Holder being deprived (otherwise than on death) of the legal or beneficial ownership of the Option by operation of law, or doing or omitting to do anything which causes him to be so deprived or he becomes bankrupt;

(i)	the expiry of any of the periods referred to under Rule 20 except where an Option is released in consideration of a New Option pursuant to Rule 20.7.
20	TAKEOVER, RECONSTRUCTION AND LIQUIDATION
20.1	General Offer
Subject to Rules 20.3 and 20.6, if any person makes either:
(a)	a general offer to acquire the whole of the issued Ordinary Share Capital (which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

(b)	a general offer to acquire all the shares in the Company which are of the same class as the Shares
(in either case disregarding any shares already owned by it or by any company associated with it), an Option may be exercised within six months (or such earlier date as the Grantor may determine) of the earliest of:
(i)	the date, being prior to the date on which the person making the offer under Rule 20.1(a) or 20.1(b) obtains Control of the Company, on which the Board resolves that, in its reasonable opinion, to do otherwise would result in a loss of a corporation tax deduction pursuant to Schedule 23 of the Finance Act 2003; or

(ii)	the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.
In each case, the Grantor shall notify Participants in writing as soon as possible and in any event with sufficient time to exercise their Options. Such exercise of Options shall be done in accordance with any procedure set down by the Grantor.
20.2	Control
For the purposes of Rule 20.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control of it.
20.3	Compulsory Purchase of Minority Shareholdings
Subject to Rule 20.6, if any person becomes bound or entitled to acquire Shares under sections 428 to 430F of the Companies Act 1985 (or sections 979 to 982 of the Companies Act 2006 as and when those provisions comes into force) (or a Corresponding Provision), an Option may be exercised within a period of four weeks beginning with the date on which that person becomes so bound or entitled and if not so exercised, shall lapse.

20.4	Compromise
Subject to Rule 20.6, if a Compromise is proposed the following applies:
(a)	the Company shall notify all Option Holders at the same time as it sends notices to members of the Company calling the meeting to consider the Compromise;

(b)	Option Holders may then exercise the Option subject to the terms of this Rule 20.4 before the earlier of the expiry of six months from the date of such notice and the date on which the Court sanctions the Compromise;

(c)	the Option, to the extent unexercised, shall lapse on the Compromise being sanctioned by the Court and becoming effective; and

(d)	after exercising an Option the Option Holder shall transfer or otherwise deal with the Shares issued to him so as to place him in the same position (so far as possible) as would have been the case if such Shares had been subject to the Compromise.
20.5	Liquidation
If notice is duly given of a resolution for the voluntary winding-up of the Company, the Company shall notify all Option Holders. Subject to Rule 20.6, Options may then be exercised until the resolution is duly passed or defeated or the meeting concluded or adjourned indefinitely. If the resolution is duly passed all Options shall, to the extent that they have not been exercised, lapse immediately.
20.6	Mandatory Exchange
Rules 20.1, 20.3 and 13.420.4 shall not apply where:
(a)	the events are part of a scheme or arrangement whereby Control of the Company is obtained by another company (“the Acquiring Company”);

(b)	immediately after the Acquiring Company obtains Control, the issued ordinary share capital of the Acquiring Company is owned materially (at least 75 per cent) by the same persons who were equity shareholders of the Company immediately prior to the Acquiring Company obtaining Control;

(c)	the Acquiring Company agrees to grant New Options in consideration for the release of any Options which have not lapsed.
21	MANNER OF EXERCISE
21.1	Limitation to Notional Repayment under Savings Contract
An Option may only be exercised during the periods specified in Rules 18 and 20, and only with monies not exceeding the amount of the Notional Repayment under the Savings Contract as at the date of such exercise. For this purpose, no account shall be taken of such part (if any) of the Notional Repayment, of any Monthly Contribution, the due date for the payment of which under the Savings Contract arises after the date of the Notional Repayment.

21.2	Procedure on Exercise
An Option may be exercised, in whole or in part, subject to applicable law, by the delivery in writing or in electronic format and in such form as the Grantor may from time to time prescribe, to the Secretary of the Company or its duly appointed agent of the following:
(a)	an option certificate, or such other proof of grant of an Option as the Company may specify from time to time, covering at least all of the Shares over which the Option is then to be exercised;

(b)	the notice of exercise in the prescribed form duly completed and signed by the Option Holder (or by his duly authorised agent); and

(c)	a remittance for the aggregate Option Price, or authority to the Company to withdraw and apply monies from the Savings Contract equal to the aggregate Option Price, payable in respect of the Shares over which the Option is to be exercised.
22	TAXATION

22.1	Responsibility
An Option Holder shall be responsible for, and shall indemnify all relevant Group Members and the Trustee against any amount of any tax, national insurance, social security or other levy arising on the exercise of an Option for which the person entitled to the Option is liable and for which any Group Member or the Trustee is liable, required or otherwise obliged, to account to any relevant authority. Any Group Member and/or the Trustee may withhold an amount equal to such Relevant Tax from any amounts due to the Option Holder (to the extent such withholding is lawful) and/or make any other arrangements as it considers appropriate to ensure recovery of such Relevant Tax including, without limitation, the sale of sufficient Shares acquired pursuant to the exercise of the Option to realise an amount equal to the Relevant Tax (and the payment of that amount to the relevant authorities in satisfaction of the Relevant Tax).
22.2	Issue and Transfer of Shares
No Shares in respect of which an Option has been exercised shall be transferred to the Option Holder until such time as the Grantor is satisfied that any tax as set out at Rule 22.1 that is due to be reimbursed or paid to a Group Member and/or the Trustee has been so reimbursed or paid or, where relevant, appropriate arrangements have been made for such reimbursement or payment.

PART D: SPECIAL SCHEDULES